SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 31, 2001

AMDL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27689	33-0413161

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, CA	92780-7039

(Address of principal executive offices)	Zip Code)

Registrant’s telephone number, including area code: (714) 505-4460

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     Not applicable.

Item 2. Acquisition or Disposition of Assets.

     On August 31, 2001, AMDL acquired the intellectual property rights relating to certain combination immunogene therapy technology developed by Lung-Ji Chang, Ph.D., a professor at the University of Florida. AMDL paid $2 million in cash for the technology and agreed to pay a royalty of five percent (5%) of sales of any products derived from the technology. AMDL paid the purchase price in cash out of its current working capital.

     A patent application has been filed for the technology entitled “Combination Immunogene Therapy,” United States Patent Application No. 09/826,025. The patent application was assigned to AMDL as part of the transaction. The technology allows for making a tumor cell more recognizable by the immune system and rendering it susceptible to the cell-killing component of the immune response. There can be no assurances that a patent will be issued, or if issued, what claims will be allowed.

     In connection with AMDL’s purchase of the technology, Dr. Chang has agreed to provide consulting services for AMDL for a period of two years.

     This report contains forms of forward-looking statements that are based on AMDL’s beliefs as well as assumptions made by, and information currently available to, AMDL. Such statements are subject to certain risks, uncertainties and assumptions, which are identified and described in AMDL’s periodic reports filed with the Securities and Exchange Commission, including AMDL’s continued access to capital. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary from those anticipated, estimated, or projected and the variations may be material.

Item 3. Bankruptcy or Receivership.

     Not applicable.

Item 4. Changes in Registrant’s Certifying Accountant.

     Not applicable.

Item 5. Other Events.

     Not applicable.

Item 6. Resignations of Registrant’s Directors.

     Not applicable.

Item 7. Financial Statements and Exhibits.

     (a), (b) Not Applicable

     (c)  Exhibits

     2.1 Technology Transfer Agreement effective July 30, 2001, by and between AMDL and Lung-Ji Chang, Ph.D.

Item 8. Change in Fiscal Year.

     Not applicable.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMDL, INC. (Registrant)

Date: September 10, 2001	By:	/s/ GARY L. DREHER

Gary L. Dreher, President

Exhibit Index

Exhibits	Description

2.1	Technology Transfer Agreement effective July 30, 2001, by and between AMDL and Lung-Ji Chang, Ph.D.